RECEIVED
JUN 16 2014
Utah Div. of Corp. & Comm. Code

ARTICLES OF MERGER
OF
NIGHTINGALE, INC.
a Utah Corporation into
NIGHTINGALE, INC.
a Delaware Corporation

06-16-14A11:15 RCVD

Date: 06/16/2014
Receipt Number: 5631141
Amount Paid: $37.00

Pursuant to the provisions of Sections 16-10a-1104, 16-10a-1105, 16-10a-1106 and 16-10a-1107 of the Utah Revised Business Corporation Act:

Nightingale, Inc., a Utah corporation (hereafter the "Utah Corporation"), and

Nightingale, Inc., a Delaware corporation (hereafter the "Delaware Corporation" or "Surviving Corporation"),

adopt the following Articles of Merger for the purpose of merging the Utah Corporation into the Delaware Corporation. At the effective time of the merger (the "Merger") (i) the Utah Corporation will merge into the Delaware Corporation; and (ii) shares of the common stock of the Utah Corporation will be converted into shares of Common Stock of the Delaware Corporation all upon the terms and conditions set forth herein.

1. The laws of the State of Delaware and the State of Utah, the states under which the Delaware Corporation and the Utah Corporation are organized, permit the Merger.

2. The Delaware Corporation was incorporated May 8, 2014. The Delaware Corporation is currently a wholly-owned subsidiary of the Utah Corporation. The Utah Corporation was formed under the Utah Revised Business Corporation Act on October 8, 1987.

3. The purpose of this Merger is to change the domicile of the Utah Corporation from the State of Utah to the State of Delaware, through a reincorporation merger.

4. The Delaware Corporation shall be the surviving corporation. The name of the Surviving Corporation shall be Nightingale, Inc. and it is to be governed by the laws of the State of Delaware. The principal business address of the Surviving Corporation is 1661 Lakeview Circle, Ogden, UT 84403.

5. The Utah Corporation owns all of the issued and outstanding shares of the Delaware Corporation.

5. The Agreement and Plan of Merger between the parties is as follows:

A. The Delaware Corporation and the Utah Corporation have entered into an Agreement and Plan of Merger (the "Merger") pursuant to which the Utah Corporation shall merge into the Delaware Corporation and the two corporations shall be a single corporation, which shall be the Delaware Corporation as the Surviving Corporation. The separate existence of the Utah Corporation shall cease except to the extent provided by the laws of the State of Utah applicable to a corporation after its merger into another corporation.

B. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the corporations. All property, real or personal, and all debts due on whatever account, including subscriptions to

shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the corporations shall not revert or be in any way impaired by reason of the merger.

C. The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the corporations. Any claim existing or action or proceeding pending by or against either of the corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the corporations shall be impaired by the Merger.

D. The aggregate amount of the net assets of the corporations which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

E. The Certificate of Incorporation and Bylaws of the Delaware Corporation as existing and constituted immediately prior to the Effective Date of Merger shall be and constitute the Certificate of Incorporation and Bylaws of the Surviving Corporation.

F. The directors and officers of the Surviving Corporation shall, at the effective date be as follows and each shall have the following address 1661 Lakeview Circle, Ogden, UT 84403:

William Grilz	President/Director
Mark A. Scharmann	Vice President/Director
David Knudson	Secretary/Treasurer/Director

G. Each share of the Surviving Corporation's common stock owned by the Utah Corporation shall be cancelled as of the Effective Date. Each share of Utah Corporation's common stock owned by shareholders, other than shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") that are entitled to and properly exercise dissenting shareholder rights pursuant Section 16-10A-1101 et seq. of the Utah Revised Business Corporation Act), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) (the "Conversion ratio") validly issued, fully paid and nonassessable share of Surviving Corporation's Common Stock, $.001 par value per share (the "Surviving Corporation Stock"). After the effective date of the Merger, each owner of an outstanding certificate or certificates theretofore representing shares of the Utah Corporation shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the number of shares of stock of the Surviving Corporation into which the shares of the Utah Corporation theretofore represented by the surrendered certificate or certificates shall have been converted as hereinbefore provided. Until so surrendered, each outstanding certificate which, prior to the effective date of the Merger, represented shares of the Utah Corporation shall be deemed, for all corporate purposes, to represent the ownership of the common stock of the Surviving Corporation on the basis hereinbefore provided.

H. The Effective Date of the Merger shall be the date on which these Articles of Merger are filed in the office of the Division of Corporations and Commercial Code, Department

of Commerce, State of Delaware and the date a Certificate of Ownership and Merger is filed with the Secretary of the State of Delaware.

6. The Delaware Corporation's authorized capitalization consists of 175,000,000 shares of Common Stock, par value $.001 per share and 25,000,000 shares or preferred stock, $0.001 par value.

7. As to each of the undersigned corporations, the designation and number of outstanding shares of each class entitled to vote as a class on the Agreement and Plan of Merger are as follows:

A. There are 175,000,000 shares of Common Stock of the Delaware Corporation authorized and100 shares issued and outstanding all of which are owned by the Utah Corporation, and all of which voted in favor of the Merger

B. There are 175,000,000 shares of Common Stock of the Utah Corporation authorized and 1,000,000 shares issued and outstanding and entitled to vote upon the Merger. A total of 552,667 issued and outstanding shares were voted in favor of the Merger. There are 25,000,000 shares of Preferred Stock of the Utah Corporation authorized, none of which are issued or outstanding.

8. The Surviving Corporation hereby authorizes services of process on it in connection with any proceeding to enforce any obligation or rights of dissenting stockholders of the Utah Corporation or in any other proceeding based on a cause of action arising with respect to the Utah Corporation. Copies of such process shall be mailed to Nightingale, Inc., 1661 Lakeview Circle, Ogden, UT 84403.

In Witness Whereof, the undersigned, the vice president of each of the Utah Corporation and the Surviving Corporation executes these Articles of Merger and verifies, subject to penalties of perjury, that the statements contained herein are true this 11th day of June, 2014.

Nightingale, Inc., a Delaware corporation	Nightingale, Inc., a Utah corporation
By ______________________ Mark A. Scharmann, Vice President	By ______________________ Mark A. Scharmann, Vice President

4848-3544-4762, v. 1